EXHIBIT 99.1

CONTACTS:
Mark Carter, VP and Investor Relations Officer (704) 557-8386
Joe Calabrese, Financial Relations Board (212) 827-3772

IMMEDIATE RELEASE

August 6, 2013

Snyder’s-Lance, Inc. Reports Results for Second Quarter 2013

•	Reports 2013 second quarter net revenue of $439 million, an increase of 9.9% over prior year

•	Reports 2013 second quarter earnings per diluted share of $0.24 excluding special items

•	Reports 2013 second quarter earnings per diluted share of $0.19 including special items

•	Declares quarterly dividend of $0.16 per share of common stock

Charlotte, NC, - August 6, 2013 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported results for its second quarter of 2013. Net revenue for the second quarter ended June 29, 2013 was $439 million, an increase of 9.9% compared to prior year net revenue of $399 million. Net income excluding special items in the second quarter of 2013 was $16.9 million, or $0.24 per diluted share, as compared to second quarter 2012 net income excluding special items of $15.0 million, or $0.22 per diluted share. Net income was $13.0 million for the second quarter of 2013, or $0.19 per diluted share, compared to net income of $19.5 million, or $0.28 per diluted share, for the second quarter of 2012. Special items for the second quarter of 2013 included after-tax expenses of $1.2 million for impairment charges and $2.7 million for a substantial self-funded medical expense. Special items for the second quarter of 2012 included after-tax gains of $4.8 million on the sale of route businesses from the merger integration as well as after-tax expenses of $0.5 million for other merger related expenses.

Comments from Management

“We are pleased with our performance in the second quarter of 2013 as Snyder’s-Lance continues to execute on the fundamentals of our strategic plan to build a stronger, premium and differentiated snack foods company,” commented Carl E. Lee, Jr., President and Chief Executive Officer. “Growing our top line at 10% year over year through a combination of acquired and organic growth demonstrates our team is capable of winning on many fronts. Our plan of emphasizing core brands, while expanding margins for our Private Brands and other products over time, is proving to be a solid path forward for creating shareholder value. As previously discussed, we increased our investment in marketing and advertising during the second quarter to build brand awareness and drive sales in the second half of the year. During the quarter, we stepped up our advertising spending to launch a new television advertising campaign for Snyder’s of Hanover® pretzels. We also increased social media promotional activities for the 100-year anniversary of the Lance® brand, a significant milestone for our company. We continued to benefit from our acquisition of Snack Factory® Pretzel Crisps® which posted significant year over year revenue and market share gains. Net revenue for our core branded products was up 22% for the second quarter, largely driven by acquired volume. In addition, all of these core brands posted market share gains for full year 2013. We expect solid sales momentum in the second half of 2013 as our core brand advertising, marketing and promotional efforts begin to influence retail sales.”

Mr. Lee continued, “Ongoing consumer and marketing efforts are planned for the third quarter. We firmly believe that our strategic plan remains solid and we have a number of product innovations and initiatives for the remainder of 2013 and beyond to build our brands and expand their distribution. Snyder’s-Lance is very excited about the future, and I want to thank our associates and partners for their continued commitment and dedication.”

Dividend Declared

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on August 30, 2013 to stockholders of record at the close of business on August 21, 2013.

2013 Estimates

The Company has maintained its estimates for the full year 2013. The Company estimates that its net revenue for the full year 2013 will be up 10% to 12% and earnings per diluted share will increase between 22% and 32%, excluding special items, compared to 2012. Capital expenditures for 2013 are projected to be between $78 and $83 million.

Conference Call

Snyder’s-Lance, Inc. has scheduled a conference call and presentation with investors at 9:00 am eastern time on Tuesday, August 6, 2013 to discuss financial results. To participate in the conference call, the dial-in number is (866) 814-7293 for U.S. callers or (702) 696-4943 for international callers. A continuous telephone replay of the call will be available between 1:00 pm on August 6 and midnight on August 13. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 21891279. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com.

About Snyder’s-Lance, Inc.

Snyder’s-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. The Company’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder’s-Lance has manufacturing facilities in North Carolina, Pennsylvania, Iowa, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Ontario, Canada. Products are sold under the Snyder’s of Hanover®, Lance®, Cape Cod®, Pretzel Crisps®, Krunchers!®, Tom’s®, Archway®, Jays®, Stella D’oro®, Eatsmart®, O-Ke-Doke®, and Padrinos® brand names along with a number of private label and third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements

This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ include: general economic conditions; increases in cost or availability of ingredients, packaging, energy and employees; price competition and industry consolidation; loss of major customers or changes in product offerings with significant customers; successful integration and realization of anticipated benefits of acquisitions; loss of key personnel; ability to execute strategic initiatives; product recalls and concerns surrounding the quality or safety of products and ingredients; adulterated or misbranded products; disruptions to our supply chain or information technology systems; improper use of social media; changes in consumer preferences; distribution through independent business owners; inability to maintain existing markets or expand to other geographic markets; protection of trademarks and other proprietary intellectual rights; impairment in the carrying value of goodwill or other intangible assets; food industry and regulatory factors; interest rate and foreign exchange rate risks; and the interests of significant stockholders may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statement as a result of new information, future developments or otherwise.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

For the Quarters and Six Months Ended June 29, 2013 and June 30, 2012

(in thousands, except per share data)

	Quarter Ended		Six Months Ended
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net revenue	$439,051	$399,400	$857,623	$792,243
Cost of sales	293,081	267,482	566,857	532,942

Gross margin	145,970	131,918	290,766	259,301

Selling, general and administrative	123,504	107,649	234,500	218,352
Impairment charges	1,900	127	1,900	127
Gain on sale of route businesses, net	(1,482)	(10,882)	(1,592)	(20,169)
Other income, net	(2,028)	(572)	(3,504)	(661)

Income before interest and income taxes	24,076	35,596	59,462	61,652

Interest expense, net	3,521	2,303	6,960	4,566

Income before income taxes	20,555	33,293	52,502	57,086

Income tax expense	7,525	13,828	19,564	23,296

Net income	13,030	19,465	32,938	33,790
Net income attributable to noncontrolling interests	51	140	116	251

Net income attributable to Snyder’s-Lance, Inc.	$12,979	$19,325	$32,822	$33,539

Basic earnings per share	$0.19	$0.28	$0.47	$0.49
Weighted average shares outstanding – basic	69,279	68,294	69,136	68,103

Diluted earnings per share	$0.19	$0.28	$0.47	$0.49
Weighted average shares outstanding – diluted	70,086	69,319	69,922	69,086

Cash dividends declared per share	$0.16	$0.16	$0.32	$0.32

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

As of June 29, 2013 (Unaudited) and December 29, 2012

(in thousands, except share data)

	June 29, 2013	December 29, 2012
ASSETS
Current assets:
Cash and cash equivalents	$6,282	$9,276
Accounts receivable, net of allowances of $2,697 and $2,159, respectively	152,942	141,862
Inventories	124,158	118,256
Prepaid income taxes	5,715	—
Deferred income taxes	11,334	11,625
Assets held for sale	15,032	11,038
Prepaid expenses and other current assets	27,308	28,676

Total current assets	342,771	320,733

Noncurrent assets:
Fixed assets, net of accumulated depreciation of $349,431 and $331,053, respectively	344,864	331,385
Goodwill	537,419	540,389
Other intangible assets, net	526,148	531,735
Other noncurrent assets	22,971	22,490

Total assets	$1,774,173	$1,746,732

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term debt	$18,704	$20,462
Accounts payable	64,831	54,791
Accrued compensation	23,602	31,037
Accrued selling and promotional costs	20,038	16,240
Income tax payable	—	1,263
Other payables and accrued liabilities	34,325	30,830

Total current liabilities	161,500	154,623

Noncurrent liabilities:
Long-term debt	516,665	514,587
Deferred income taxes	179,210	176,037
Other noncurrent liabilities	28,299	29,310

Total liabilities	885,674	874,557

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, 69,359,846 and 68,863,974 shares outstanding, respectively	57,798	57,384
Preferred stock, no shares outstanding	—	—
Additional paid-in capital	755,418	746,155
Retained earnings	61,533	50,847
Accumulated other comprehensive income	11,195	15,118

Total Snyder’s-Lance, Inc. stockholders’ equity	885,944	869,504
Noncontrolling interests	2,555	2,671

Total stockholders’ equity	888,499	872,175

Total liabilities and stockholders’ equity	$1,774,173	$1,746,732

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

For the Six Months Ended June 29, 2013 and June 30, 2012

(in thousands)

	Six Months Ended
	June 29, 2013	June 30, 2012
Operating activities:
Net income	32,938	$33,790
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	29,641	25,956
Stock-based compensation expense	2,826	2,266
Gain on sale of fixed assets, net	(272)	(123)
Gain on sale of route businesses	(1,592)	(20,169)
Impairment charges	1,900	127
Changes in operating assets and liabilities	(12,847)	(11,412)

Net cash provided by operating activities	52,594	30,435

Investing activities:
Purchases of fixed assets	(39,869)	(33,106)
Purchases of route businesses	(21,353)	(26,683)
Proceeds from sale of fixed assets	2,213	6,803
Proceeds from sale of route businesses	17,533	80,055
Proceeds from sale of investments	921	—

Net cash (used in)/provided by investing activities	(40,555)	27,069

Financing activities:
Dividends paid to stockholders	(22,135)	(21,815)
Dividends paid to noncontrolling interests	(232)	(234)
Issuances of common stock	7,549	9,260
Repurchases of common stock	(709)	(333)
Repayments of long-term debt	(16,029)	(1,127)
Net proceeds/(repayments) from revolving credit facilities	16,870	(38,805)

Net cash used in financing activities	(14,686)	(53,054)

Effect of exchange rate changes on cash	(347)	19

(Decrease)/increase in cash and cash equivalents	(2,994)	4,469
Cash and cash equivalents at beginning of period	9,276	20,841

Cash and cash equivalents at end of period	$6,282	$25,310

Supplemental information:
Cash paid for income taxes, net of refunds of $36 and $12,329, respectively	$21,257	$249
Cash paid for interest	$8,021	$5,125

SNYDER’S-LANCE, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures (Unaudited)

For the Quarters and Six Months Ended June 29, 2013 and June 30, 2012

(in thousands, except per share data)

	Net of Tax	Per Diluted Share
Six Months Ended June 29, 2013
Net income attributable to Snyder’s-Lance, Inc.	$32,822	$0.469

Self-funded medical insurance claim	2,732	0.040
Impairment charges	1,192	0.017

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$36,746	$0.526

Six Months Ended June 30, 2012
Net income attributable to Snyder’s-Lance, Inc.	$33,539	$0.485

Merger related items	1,337	0.019
Corsicana asset transfer expenses	1,264	0.018
Gain on the sale of route businesses	(9,700)	(0.139)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$26,440	$0.383

Quarter Ended June 29, 2013
Net income attributable to Snyder’s-Lance, Inc.	$12,979	$0.185

Self-funded medical insurance claim	2,732	0.039
Impairment charges	1,192	0.017

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$16,903	$0.241

Quarter Ended June 30, 2012
Net income attributable to Snyder’s-Lance, Inc.	$19,325	$0.279

Merger related items	112	0.002
Corsicana asset transfer expenses	365	0.005
Gain on the sale of route businesses	(4,757)	(0.069)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$15,045	$0.217